Exhibit 10.2

SECOND AMENDMENT TO LOAN AGREEMENT

AND REGISTRATION RIGHTS AGREEMENT

This Second Amendment to Loan Agreement and the Registration Rights Agreement (this “Amendment”) is dated as of July 9, 2025 (the “Effective Date”) and is made and entered into between Vivakor, Inc., a Nevada corporation (the “Company”), and J.J. Astor & Co., a Utah corporation (including its successors and assigns, the “Lender”).

WHEREAS, the Company and the lender entered into a loan agreement (the “Loan Agreement”) and a registration rights agreement dated as of March 17, 2025 (the “Registration Rights Agreement”); and

WHEREAS, on or about the date of the Loan Agreement the Company borrowed the sum of $5,000,000, less the payments set forth in the Flow of Funds Agreement (the “Initial Loan”) and issued to the Lender, a $6,625,000 Original Principal Amount junior secured convertible promissory note in the form of Exhibit A to the Loan Agreement (the “Initial Note”); and

WHEREAS, the Company has failed to pay of certain of the Weekly Installment Payments due under the Initial Note and as of the Effective Date the Company and the Lender entered into a forbearance and loan agreement amendment agreement (the “Forbearance Agreement”), dated of even date herewith, but effective as of the April 14, 2025 (the “Forbearance Agreement Effective Date”); and

WHEREAS, under the Forbearance Agreement, (i) the Outstanding Principal Amount of the Initial Note was $6,151,783 on the Forbearance Agreement Effective Date, (ii) the principal amount under the Initial Note was increased to $6,766,961.30 (the “Amended Principal Amount”), representing 110% of the Outstanding Principal Amount of the Note as of the Forbearance Agreement Effective Date, (iii) the Weekly Installment Payments under the Initial Note shall stayed the same, (iv) a fee of $615,178.30 was added to the Amended Principal Amount of the Initial Note and shall be due and payable by Vivakor on or before January 7, 2026, (v) past due interest totaling $291,367.35, that has accrued between the Forbearance Agreement Effective Date and the Effective Date, shall also be paid on or before January 7, 2026, (vi) both the $615,178.30 fee and the $291,367.35 of past due interest shall be paid in full in cash on or before January 7, 2026; and

WHEREAS, the Company seeks to borrow from the Lender the additional sum of $4,400,000 (the “Additional Loan”), and the Lender is willing to make the Additional Loan, less (a) a one hundred seventy six thousand dollar ($176,000) origination fee, (b) an aggregate of $3,232,974.35 (the “Holdback Amounts”) representing (i) a $891,000 holdback amount to be applied to pay the first six Weekly Installment Payments when due under the Additional Note (hereinafter defined), (ii) $1,395,540.35 to be applied to pay the seven past due Weekly Installment Payments under the Initial Note, plus accrued interest thereon, and (iii) $946,434 to secure and cover the payment of the next six Weekly Installment Payments due under the Initial Note, and (c) $20,000 to pay Lender’s legal fees, all as set forth in the Flow of Funds Agreement, resulting in net proceeds to the Company of $971,025.65; and

WHEREAS, prior to the application of the proceeds from the Additional Loan the Outstanding Principal Amount of the Initial Note as of July 9, 2025 is $6,111,894.65, after application of the proceeds from the Additional Loan the Outstanding Principal Amount of the Initial Note as of July 9, 2025 will be $3,825,354.30; and

WHEREAS, if the Additional Loan is made by the Lender, the Company shall issue to the Lender an additional $5,940,000 Original Principal Amount junior secured convertible promissory note in the form of Exhibit A-2 annexed hereto and made a part hereof (the “Additional Note” and together with the Initial Note, the “Notes”); and

WHEREAS, the Company now desires to borrow the Additional Loan and the Lender is willing to advance such Additional Loan, subject to the execution and delivery of this Amendment to the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Lender desire to amend the Loan Agreement pursuant to this Agreement.

1.	Defined Terms. Unless otherwise defined in this Amendment all capitalized terms when used herein shall have the same meaning as they are defined in the Loan Agreement, the Forbearance Agreement and the Notes.

“Additional Commitment Shares” means 150,000 shares of Company Common Stock to be sold by the Company to the Lender for $150 at the Closing in partial consideration for the Additional Loan.

“Additional Flow of Funds Agreement” means the agreement between the Company and the Lender in the form of Exhibit B annexed hereto.

Additional Funding Date, The term “Additional Funding Date” the date of funding of the Additional Loan after satisfaction of all conditions to such funding.

“Additional Note” shall have the meaning as that term is defined in the Recitals.

“Conversion Price” Clause (iv) of the definition of Conversion Price set forth in the Loan Agreement is hereby deleted and the following clause (iv), clause (v) and clause (vi) is substituted in lieu thereof in the Loan Agreement and this Amendment:

“(iv) in the event that, as a result of the application of Nasdaq Rule 5635(d) or otherwise, the Market Conversion Price (as defined below) is below the then-applicable Conversion Price at the time of payment of any one or more Weekly Installment Payments due under the Notes in shares of its Common Stock, the Company shall immediately pay to the Lender an amount in cash (the “Make Whole Payment”) as shall be calculated by multiplying the number of Conversion Shares so paid by the amount by which the Conversion Price exceeds the lower of (x) the closing market price of the Common Stock as traded on Nasdaq or other applicable Trading Market on the Trading Date prior to the date of issuing such Conversion Shares, or (y) the average of the four lowest VWAPs of the Common Stock for the twenty (20) trading days immediately prior to the date of issuance of such fully-registered Conversion Shares (collectively, the “Market Conversion Price”). In the event that the Company is unable to pay all or any portion of the Make Whole Payment in cash, the Company shall, in lieu thereof, issue to the Lender additional fully registered for resale Conversion Shares (the “Make-Whole Shares”) by dividing the amount of the Make Whole Payment by the Market Conversion Price, the number of which Make-Whole Shares shall be calculated on each date when such Make-Whole Shares shall be issued. For the avoidance of doubt, in all cases such Additional Make-Whole Shares when issued shall be fully registered for immediate resale in such Additional Resale Registration Statement that is declared effective by the SEC. For the avoidance of doubt, if, for example, the Market Conversion Price is $2.00 per share the Company shall either issue to the Lender an additional 10,000 immediately salable Conversion Shares or Payment Shares as Make Whole Shares or shall pay to the Lender an additional $1.00 per share or $20,000 in cash.

(v) Notwithstanding the foregoing provisions of Clause (iv) above, in consideration for the Lender entering into the Forbearance Agreement and making the Additional Loan, and irrespective of whether or not (x) the Lender elects to convert all or any portion of either of the Notes into Conversion Shares or (y) the Company elects to pay any Outstanding Principal Amount of either of the Notes in the form of Payment Shares, the Conversion Price shall be adjusted to an amount that is equal to 80% of the Market Conversion Price (the “Adjusted Conversion Price”). In addition, in the event that the Adjusted Conversion Price shall be lower than the Nasdaq Minimum Price, the Company shall issue to the Lender at each date of conversion additional immediately salable and fully registered for resale Conversion Shares so that the total number of Conversion Shares shall be based on the Adjusted Conversion Price (the “Adjusted Make Whole Shares”). For the avoidance of doubt, if, for example, the Nasdaq Minimum Price shall be $3.00 per share and the Adjusted Conversion Price shall be $2.00 per share, and the Lender shall convert any weekly installment or the Note into 20,000 Conversion Shares, then the Company shall issue to the Lender (a) an additional 10,000 immediately salable Conversion Shares as Make Whole Shares, plus (b) the additional 10% premium of such Weekly Installment Payments, payable by the Company in cash or in additional Adjusted Make-Whole Shares, as set forth above. Accordingly, the aggregate number of Conversion Shares subject to the Adjusted Conversion Price shall be subject to increase based on the issuance of additional Make Whole Shares, as provided above and such Adjusted Make Whole Shares shall only be issued if they have been fully registered for resale pursuant to the applicable Shelf Registration Statement as contemplated above.”

(vi) Notwithstanding the foregoing, in the event of acceleration of either or both of the Notes, as a result of the occurrence and during the continuation of an uncured Event of Default (an “Acceleration Event”), the Conversion Price shall be adjusted to an amount that is equal to 50% of the Market Conversion Price (the “Event of Default Conversion Price”). The Event of Default Conversion Price will be subject to pro rata adjustments for any forward or reverse stock splits of the Company’s common stock. In addition, in the event that the Event of Default Conversion Price shall be lower than the Nasdaq Minimum Price (the “Default Market Price”), the Company shall issue to the Lender at each date of conversion additional immediately salable and fully registered for resale Conversion Shares so that the total number of Conversion Shares shall be based on the Default Market Price (the “Default Make Whole Shares”). For the avoidance of doubt, if the Nasdaq Minimum Price shall be $3.00 per share and the Default Market Price shall be $2.00 per share, and the Lender shall convert any weekly installment or the Note into 20,000 Conversion Shares, then the Company shall issue to the Lender (a) an additional 10,000 immediately salable Conversion Shares as Default Make Whole Shares, plus (b) the additional 10% premium of such Weekly Installment Payments, in cash or in additional Default Make-Whole Shares, as set forth above. Accordingly, the aggregate number of Conversion Shares subject to the Event of Default Conversion Price shall be subject to increase based on the issuance of additional Make Whole Shares, as provided above and such Conversion Shares shall only be issued if they have been fully registered for resale pursuant to the Default Registration Statement as contemplated above.”

The definition of “Make Whole Shares”, as defined in the Loan Agreement and the Registration Rights Agreement is hereby deleted and is replaced with the following definition:

“Make Whole Shares” means collectively, the Make Whole Shares and the Adjusted Make Whole Shares.”

“Maximum Conversion Shares” the definition of “Maximum Conversion Shares” set forth in the Loan Agreement is hereby deleted and replaced with the following definition which shall be applicable to both the Loan Agreement and this Amendment.

“Maximum Conversion Shares” means, after an Acceleration Event in which the Lender shall accelerate payment of the aggregate Outstanding Principal Amount of the Notes following the occurrence of any Event of Default (as defined in the Notes) which shall not be timely cured by the Loan Parties (a) the Outstanding Principal Amount of the Initial Note shall automatically increase by 110% (a maximum of $7,287,500), shall accrue interest on such Outstanding Principal Amount at the rate of 19% per annum, and (b) the Outstanding Principal Amount of the Additional Note shall automatically increase by 110% (a maximum of $3,267,000), shall accrue interest on such Outstanding Principal Amount at the rate of 19% per annum (collectively the “Default Amount”), and upon the request of the Lender, all or any portion of such Default Amount may be converted by the Lender into that number of shares of Company Common Stock as shall be determined by (a) dividing 200% of the then increased Outstanding Principal Amount of the Notes by (b) the Event of Default Conversion Price then in effect; provided that, (i) notwithstanding the election of the Lender to convert all or any part of the then Outstanding Principal Amount of the Note, the Company shall have the right to pay in cash the entire then Outstanding Principal Amount of all Note being converted following Lender’s notice of its election to convert the Note and prior to any such conversion, and (ii) unless Stockholder Approval has been obtained, the maximum number of shares of Common Stock of the Company that may be issued pursuant to any such permitted conversion of the Note (calculated on a fully-diluted basis) shall not be greater than 19.9% of the number of shares of Common Stock of the Company then issued and outstanding (calculated on a non-diluted basis).

“Notes” means the collective reference to the Initial Note and the Additional Note.

“Origination Fee” means the sum of $176,000 payable to the Lender on the Additional Loan Funding Date.

The definition of “Registrable Securities” set forth in the Registration Rights Agreement is hereby deleted and is replaced with the following definition:

“Registrable Securities” means, as of any date of determination, (a) the Conversion Shares, (b) all Additional Make Whole Shares as defined in the Loan Agreement as amended, to be included in the Additional Shelf Registration Statement), (c) if an Event of Default occurs and is continuing, 100% of the Maximum Conversion Shares, including all Default Make Whole Shares defined in the Loan Agreement, as amended, that are issuable upon the full conversion of the unpaid Outstanding Principal Amount of the Notes based on the Default Amount and at the applicable Conversion Price as of the date of determination, and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (i) the Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (ii) such Registrable Securities have been previously sold in accordance with Rule 144, or (iii) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Lender (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company), as reasonably determined by the Company, upon the advice of counsel to the Company.

The definition of “Filing Date” set forth in the Registration Rights Agreement is hereby deleted and is replaced with the following definition:

“Filing Date” means, with respect to

(a) the initial Registration Statement, to be filed in accordance with the Loan Agreement and the Registration Rights Agreement regarding shares underlying the Notes, shall be July 18, 2025,

(b) an additional Shelf Registration Statement registering the Make Whole Shares, a date that shall be ten (10) Business Days after the Company fails to pay a Make Whole Payment in cash (the “Additional Make Whole Shelf Registration Statement”),

(c) the Default Registration Statement (which shall include the Default Make Whole Shares) required hereunder, the 10th Business Day following the date the Lender declares an Event of Default under either or both Notes which has not been cured, and

(d) any additional Registration Statements which may be required to be filed pursuant to Section 2(c) or Section 3(c), no later than the 14th Business Day after the need for such additional Registration Statement arises or, if later, the earliest practical date on which the Company is permitted by Commission Guidance to file such additional Registration Statement related to the Registrable Securities.”

2.	Notwithstanding anything to the contrary contained in the Loan Agreement, as amended hereby, the Lender shall have the right, at any time and from time to time, to convert all or any portion of the outstanding Initial Note and/or Additional Note into Conversion Shares at the then applicable Conversion Price.

3.	Section 5(a)(i) of the Initial Note is hereby deleted and is replaced by the following:

“(i) beginning July 7, 2025, any default in the payment of any Principal Amount, or Default Amount (as applicable) as and when the same shall become due and payable (whether on a Scheduled Payment Date, the Maturity Date, by Mandatory Prepayment, acceleration or otherwise) which default, solely in the case of required payment of the Minimum Weekly Installment on any Scheduled Payment Date, is not fully cured within two (2) Business Days (the “Grace Period”); provided, that the Loan Parties shall only be permitted three (3) Grace Periods under this Note.”

4.	There shall be added to Article IV OTHER AGREEMENTS OF THE PARTIES in Section 4.01 (Affirmative and Negative Covenants) in the Loan Agreement, the following Sections 4.01(h), (i) and (j):

“(h) on a date which shall be not later than 90 days following the Additional Funding Date, the Company shall call a special meeting of its stockholders for the purpose of approving the Loan Agreement and Registration Rights Agreement, as amended hereby and all other Transaction Documents, as well as all transactions with the Lender contemplated thereby and hereby.

(i) Subject to the terms of Section 2 of the Registration Rights Agreement, all Conversion Shares, Make Whole Shares, and Default Make Whole Shares issued hereunder shall be registered pursuant to an effective Registration Statement and delivered in unrestricted form via DWAC or any other means that ensures such shares are immediately salable by the Lender without volume or manner-of-sale restrictions, other than restrictions applicable under Rule 144 to Affiliates of the Company if at such time the Lender is an Affiliate of the Company.

(j) Until the Notes are paid in full, unless otherwise agreed in advance by the Lender in writing the Company shall not to complete any equity financing or incur any Indebtedness, other than Permitted Indebtedness, unless it first applies an amount from the gross proceeds sufficient to repay all outstanding amounts owed to the Lender, including principal, accrued interest, Make Whole Payments, and any other amounts due.

5.	Additional Loan and Execution and Delivery of Additional Loan Documents.

On the Additional Funding Date the Lender shall fund the Additional Loan less the Origination Fee, Holdback Amounts and legal fees set forth in the Flow of Funds Agreement, the Company shall issue the Additional Note to the Lender and the Subsidiary Guarantors shall executed and amended and restated Subsidiary Guarantee in the form of Exhibit C annexed hereto.

6.	Full Force and Effect and No Modification to Transaction Documents.

Except as expressly set forth above in this Amendment all of the other terms and conditions of the Loan Agreement, the Forbearance Agreement, the Registration Rights Agreement the Initial Note, the Subsidiary Guarantees, the Security Agreement the Transfer Agent Instructions and the other Transaction Documents issued and delivered in connection with the Loan Agreement shall remain in full force and effect and are incorporated herein by this reference. In addition, the Company covenants and agrees that the Initial Note, the Subsidiary Guarantee, the Pledge and Security Agreement, the Registration Rights Agreement, and the Transfer Agent Instructions all have been complied with by the Company and to the extent applicable evidence the obligations of the other parties thereto, including the Lien and security interest of the Lender in the Collateral described in the Pledge and Security Agreement.

7.	Fees and Expenses. The Company shall bear the expenses of the Company and the Lender incurred in connection with the negotiation, preparation, execution, delivery and performance of this Amendment, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses (including fees to Lender’s counsel of up to $20,000). This payment shall be made in accordance with the Flow of Funds Agreement.

8.	Entire Agreement. This Amendment contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into the Transaction Documents, exhibits and schedules provided in the Loan Agreement.

9.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Amendment or any rights or obligations hereunder without the prior written consent of the Lender (other than by merger). The Lender may assign any or all of its rights under this Amendment to any Person to whom the Lender assigns or transfers the Notes, and/or participate any of such rights in connection with granting of any participation of the Notes, provided that such transfer or participation complies with all applicable federal and State Securities Laws and that any such transferee or participant agrees in writing by the provisions of the Transaction Documents that apply to the Lender.

10.	WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Loan Agreement to be duly executed by their respective authorized signatories as of the date above.

Company:

VIVAKOR INC.

By:
Name:	James Ballengee
Title:	Chief Executive Officer

Lender:

J.J. ASTOR & CO.

By:
Name:	Michael Pope
Title:	Chief Executive Officer